Exhibit 3.4

CERTIFICATE OF DESIGNATION OF SERIES D PREFERRED STOCK OF Cyalume Technologies Holdings, Inc.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), Cyalume Technologies Holdings, Inc., a corporation organized and existing under the DGCL (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Fifth Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”) authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.           Designation.

1.1           The Corporation hereby designates a series of Preferred Stock as “Series D Preferred Stock” (the “Series D Preferred Stock”) and the number of shares constituting such series shall be ten (10). The rights, preferences, powers, restrictions and limitations of the Series D Preferred Stock shall be as set forth herein.

1.2           The Corporation shall register the shares of Series D Preferred Stock in records to be maintained by the Corporation for that purpose (the “Series D Preferred Stock Register”), in the name of the holders thereof from time to time. The Corporation may deem and treat the registered holder of shares of Series D Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the permitted transfer of any shares of Series D Preferred Stock in the Series D Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the holder thereof, to the Corporation at its principal place of business or such other office of the Corporation as may be designated by the Corporation. Upon any such registration or transfer, a new certificate evidencing the shares of Series D Preferred Stock so transferred shall be issued to the transferee, and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring holder of record of such shares of Series D Preferred Stock, in each case, within five (5) Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all holders of Series D Preferred Stock from time to time and shall be enforceable by any such holder.

2.           Defined Terms. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act. With respect to a holder of Series D Preferred Stock, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such holder will be deemed to be an Affiliate of such holder. Further, with respect to a holder who is an individual or an entity that is owned by an individual or his family members, any trust, limited liability company, limited partnership or other entity that is owned and/or controlled by such holder, such individual or such individual’s family members or entities for the benefit of such individual or his family members will be deemed to be an Affiliate of such holder.

“Basic Amount” means, with respect to the Holders, that portion of the Offered Securities identified in an Offer Notice which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion of the Series D Preferred Stock and any other Convertible Securities then held by the Holders bears to the total Common Stock of the Corporation issued and held, or issuable (directly or indirectly) upon conversion of the Series D Preferred Stock and any other Convertible Securities then held by all holders of such securities (assuming full conversion of all shares of Series D Preferred Stock and other Convertible Securities).

“Board” has the meaning set forth in the Recitals.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case however designated) stock issued by the Corporation.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Change of Control” means (a) any sale, lease, exclusive license, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis; (b) any sale, transfer or issuance, in a single transaction or series of related transactions, of Capital Stock by the Corporation or the holders of Common Stock (or other voting stock of the Corporation) that results in in any single Person or group (as defined in Rule 13d-5 of the Exchange Act), other than any transferee approved by Holders holding a majority of the outstanding Series D Preferred Stock prior to the completion of such transaction, becoming the beneficial owners of Capital Stock representing (x) 50% or more of the voting power of all outstanding voting Capital Stock or (y) the power to elect a majority of the Board (under ordinary circumstances, by contract or otherwise); or (c) any merger, consolidation, recapitalization or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation), unless after giving effect to such merger no single Person or group (as defined in Rule 13d-5 of the Exchange Act), other than any transferee approved by Holders holding a majority of the outstanding Series D Preferred Stock prior to the completion of such transaction, is the beneficial owner of Capital Stock possessing the voting power to elect a majority of the Board or the surviving Person’s board of directors (or similar governing body) or becomes the beneficial owner of greater than 50% of the Corporation’s or such surviving Person’s issued and outstanding common stock or securities convertible into common stock of such Person.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Deemed Outstanding” means, at any given time, the sum of (a) the number of shares of Common Stock actually outstanding at such time, plus (b) the number of shares of Common Stock issuable upon exercise of Options actually outstanding at such time, plus (c) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time.

“Conversion Number” has the meaning set forth in Section 8.1.

“Conversion Shares” means the shares of Common Stock or other Capital Stock then issuable upon conversion of the Series D Preferred Stock in accordance with the terms of Section 8.

“Convertible Securities” means any securities of the Corporation or any of its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, directly or indirectly, upon the conversion, exchange or reclassification of such security including, without limitation, any debt, preferred stock, rights, or any other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock, but excluding Options.

“Corporation” has the meaning set forth in the Preamble.

“Date of Issuance” means the date on which the Corporation initially issues the shares of Series D Preferred Stock authorized hereby (without regard to any subsequent transfer of such share or reissuance of the certificate(s) representing such share).

“Deemed Liquidation” has the meaning set forth in Section 5.1(b).

“DGCL” has the meaning set forth in the Preamble.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Issuances” shall mean the issuance of any Common Stock or Convertible Securities issued or issuable by the Corporation: (i) to employees, officers, consultants or directors for services provided to the Corporation that are approved by the Board, (ii) upon the exercise or exchange of or conversion of any Convertible Securities outstanding as of the date hereof (including the conversion of the Series A Preferred Stock, the Series B Preferred Stock or the Series D Preferred Stock), (iii) for consideration other than cash pursuant to a bona fide, arm’s-length merger, consolidation acquisition or similar business combination approved by the Board, (iv) in connection with the payment of dividends on the outstanding shares of (A) the Series A Preferred Stock, in the form of additional shares of Series A Preferred Stock, or (B) the Series C Preferred Stock, in the form of additional shares of Series C Preferred Stock, (v) upon the conversion or exercise of any Convertible Securities issued pursuant to the that certain Subordinated Loan Agreement dated as of July 29, 2010 by and among the Corporation, as Guarantor, Cyalume Technologies, Inc., as Borrower, the Subsidiary Guarantors (as defined therein), and Granite Creek Partners Agent, LLC, as Agent, and the Additional Lenders (as defined therein), as amended, as in effect as of the date hereof, or the exercise of Convertible Securities issued in respect of such transactions in accordance with clause (v); provided that such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof, or (vi) in connection with any stock split, stock dividend or recapitalization of the Corporation; provided, however, that any Triggering Option Share Issuances shall not be Excluded Issuances.

“Holders” shall mean Monroe Capital Corporation, a Delaware Corporation, Monroe Capital Senior Secured Direct Loan Fund LP, a Delaware Limited Partnership, Monroe Capital Senior Secured Direct Loan Fund (Unleveraged) LP, a Delaware Limited Partnership, and Monroe Capital Partners Fund II, LP, a Delaware Limited Partnership.

“Independent Valuation Expert” has the meaning set forth in Section 5.1(d)(ii).

“Junior Securities” means, collectively, the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and any other class of securities that is not specifically designated as ranking by its terms as a Parity Security or a Senior Security.

“Liquidation” has the meaning set forth in Section 5.1(a).

“Liquidation Value” means, with respect to any outstanding share of Series D Preferred Stock on any given date, the amount per share as would have been payable had all shares of Series D Preferred Stock been converted into Common Stock pursuant to Section 8 immediately prior to such date; provided that the liquidation preference to be paid to the holders of Series A Preferred Stock and Series B Preferred Stock shall be excluded for all purposes of this calculation.

“Mandatory Conversion Date” means the tenth anniversary of the Date of Issuance.

“Notice of Acceptance” has the meaning set forth in Section 4.2.

“Offer” has the meaning set forth in Section 4.2.

“Offer Notice” has the meaning set forth in Section 4.2.

“Offer Period” has the meaning set forth in Section 4.2.

“Offered Securities” has the meaning set forth in Section 4.2.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Parity Securities” means any class of Capital Stock that is specifically designated as ranking by its terms on parity with the Series D Preferred Stock.

“Permitted Transferee” means, with respect to any Holder, (i) any Affiliate of such Holder or (ii) any Person to which such Holder assigns all or any portion of such Holder’s interest in that certain Credit Agreement dated as of May 18, 2015, among the Corporation, certain of its Subsidiaries, Monroe Capital Management Advisors, LLC, as administrative agent and lead arranger, and the various financial institutions party thereto, as may be amended from time to time; provided in the case of this clause (ii) that such assignment is permitted pursuant to the terms of such Credit Agreement.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Refused Securities” has the meaning set forth in Section 4.3.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Senior Securities” means the Series C Preferred Stock, and any other any class of Capital Stock that is specifically designated as ranking by its terms as senior to the Series D Preferred Stock.

“Series A Preferred Stock” means the Series A convertible preferred stock, par value $0.001 per share, of the Corporation.

“Series B Preferred Stock” means the Series B convertible preferred stock, par value $0.001 per share, of the Corporation.

“Series C Preferred Stock” means the Series C convertible preferred stock, par value $0.001 per share, of the Corporation.

“Series D Preferred Stock” has the meaning set forth in Section 1.1.

“Series D Preferred Stock Register” has the meaning set forth in Section 1.2.

“Series D Redemption Date” has the meaning set forth in Section 7.2(a).

“Series D Redemption Notice” has the meaning set forth in Section 7.2.

“Series D Redemption Price” has the meaning set forth in Section 7.1.

“Subsequent Placement” has the meaning set forth in Section 4.1.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares of capital stock or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Trading Day” has the meaning set forth in Section 5.1(d)(i)(D).

“Triggering Option Share Issuances” means any issuances by the Corporation, after the Date of Issuance but before the earlier to occur of (i) the tenth anniversary of the Date of Issuance and (ii) the date on which the Holders as of the Date of Issuance no longer own at least 2.5% of the Common Stock Deemed Outstanding, of Common Stock upon the exercise of Options held by employees, officers, consultants or directors of the Corporation on account of services provided to the Corporation which, together with all previous issuances of Common Stock upon such exercises during such period, exceed 5,132,269 shares of Common Stock (but only to the extent of such excess).

“Transfer” has the meaning set forth in Section 10.

“Valuation Report” has the meaning set forth in Section 5.1(d).

3.           Rank. With respect to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all shares of Series D Preferred Stock shall rank senior to all Junior Securities, junior to all Senior Securities and on parity with all Parity Securities.

4.           Participation Rights.

4.1           Holders’ Participation Right. Except for Excluded Issuances, at any time after the Date of Issuance, the Corporation shall not, directly or indirectly, issue, offer, sell, grant any option or right to purchase or otherwise dispose of (or announce any offer, sale, grant of any option or right to purchase or other disposition of) any Common Stock, Convertible Securities or other equity security of the Corporation (any such issuance, offer, sale, grant, disposition or announcement being referred to as a “Subsequent Placement”) unless the Corporation shall have first complied with this Section 4. The right set forth in this Section 4 is a right granted by the Corporation to the Holders and, for the avoidance of doubt, shall not apply to any other holder of shares of Series D Preferred Stock.

4.2           Subject to Sections 4.4 and 4.10, the Corporation shall deliver, at least ten (10) Business Days prior to the closing of a Subsequent Placement, to the Holders, a written notice (the “Offer Notice”) of such proposed sale (the “Offer”) of the securities being offered (the “Offered Securities”) in a Subsequent Placement, which Offer Notice shall (i) identify and describe the Offered Securities, (ii) describe the price and other terms upon which the Offered Securities are to be sold, and the number or amount of the Offered Securities to be sold and (iii) offer to sell to the Holders the Basic Amount. To accept an Offer, in whole or in part, the Holders must deliver a written notice to the Corporation prior to the end of the tenth (10th) Business Day after such Holders’ receipt of the Offer Notice (the “Offer Period”), setting forth all or less than all of the portion of the Basic Amount that the Holders elect to purchase (the “Notice of Acceptance”).

4.3           The Corporation shall have sixty (60) days from the expiration of the Offer Period above to offer or sell all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Holders (the “Refused Securities”) in such Subsequent Placement, but only upon terms and conditions (including, without limitation, the total amount of the shares, financing, unit prices and interest rates) that are not more favorable to the acquiring Person or Persons or less favorable to the Corporation than those set forth in the Offer Notice.

4.4           Notwithstanding the foregoing, the Corporation may, at its election, choose to comply with this Section 4 after the closing of a Subsequent Placement by offering to the Holders, within five (5) Business Days after the closing of such Subsequent Placement, their Basic Amount of the Offered Securities and shall provide the Holders with the opportunity to purchase such Offered Securities in accordance with the timing provisions set forth herein.

4.5           In the event the Corporation shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 4.3 above), then the Holders may, at their sole option and in their sole discretion, reduce the number or amount of the Offered Securities specified in the Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Holders elected to purchase pursuant to Section 4.2 above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Corporation actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to the Holders pursuant to this Section 4 prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that the Holders so elect to reduce the number or amount of Offered Securities specified in the Notice of Acceptance, the Corporation may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Holders in accordance with Section 4.2 above.

4.6           Upon the closing of the sale of all or less than all of the Refused Securities, the Holders shall acquire from the Corporation, and the Corporation shall issue to the Holders, the number or amount of Offered Securities specified in the Notice of Acceptance, as reduced pursuant to Section 4.5 above if the Holders have so elected, upon the terms and conditions specified in the Offer.

4.7           Any Offered Securities not acquired by the Holders or other Persons in accordance with Section 4.3 above may not be sold until they are again offered to the Holders under the procedures specified in this Section 4.

4.8           The Corporation and the Holders agree that if the Holders elect to participate in the Offer, neither the securities purchase agreement, the placement agreement nor any other definitive agreement with respect to such Offer shall include any term or provision whereby the Holders shall be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, any agreement previously entered into with the Corporation or any instrument received from the Corporation.

4.9           Notwithstanding anything to the contrary in this Section 4 and unless otherwise agreed to by the Holders, the Corporation shall either (i) promptly confirm in writing to the Holders that the transaction with respect to the Subsequent Placement has been abandoned or (ii) within four (4) Business Days following the consummation of the issuance of the Offered Securities, publicly disclose such issuance of the Offered Securities. Following the delivery of any confirmation by the Corporation to the Holders pursuant to clause (i) above, the Corporation shall, pursuant to the Securities Exchange Act of 1934, as amended and any other applicable securities laws, publicly disclose such information as may be required to be disclosed in order for the Holders not to be in possession of any material, non-public information regarding the Corporation.

4.10         Notwithstanding anything to the contrary in this Section 4, the procedures set forth in Sections 4.2 through 4.9 shall not apply in the case of any Triggering Option Share Issuance, and the Corporation shall comply with this Section 4 after the closing of any Triggering Option Share Issuance by offering to the Holders, within five (5) Business Days after the closing of such Triggering Option Share Issuance, their Basic Amount of the shares of Common Stock issued pursuant to such Triggering Option Share Issuance and shall provide the Holders with the opportunity to purchase such Basic Amount, for the same exercise price as that applicable to the Triggering Option Share Issuance. To accept any such offer pursuant to this Section 4.10, in whole or in part, the Holders must deliver a written notice to the Corporation prior to the end of the tenth (10th) Business Day after such Holders’ receipt of such offer, setting forth all or less than all of the portion of the applicable Basic Amount that the Holders elect to purchase, and the Corporation shall promptly thereafter issue the applicable number of shares of Common Stock to the Holders, upon receipt of the applicable purchase price therefor.

4.11         The restrictions contained in this Section 4 shall not apply to any Excluded Issuances.

5.           Liquidation.

5.1          Liquidation; Deemed Liquidation.

(a)          Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively with a Deemed Liquidation, a “Liquidation”), subject to the rights of the holders of any Senior Securities (including the rights of the holders of Series C Preferred Stock to receive the Base Liquidation Value, as such term is defined in the Amended and Restated Certificate of Designation of the Series C Preferred Stock), the holders of Series D Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities and before any payment shall be made to the holders of Series C Preferred Stock on account of the Excess Liquidation Value, as such term is defined in the Amended and Restated Certificate of Designation of the Series C Preferred Stock, by reason of their ownership thereof, on a pro rata, pari passu basis, an amount in cash equal to the aggregate Liquidation Value of all shares of Series D Preferred Stock held by such holders.

(b)          Deemed Liquidation. Unless the Holders elect otherwise by written notice sent to the Corporation at least five (5) Business Days prior to the effective date of any such event, the occurrence of a Change of Control (such event, a “Deemed Liquidation”) shall be deemed a Liquidation for purposes of this Section 5. Upon the consummation of any such Deemed Liquidation, the holders of Series D Preferred Stock shall, in consideration for cancellation of their shares of Series D Preferred Stock, be entitled to the same rights such holders are entitled to under this Section 5 upon the occurrence of a Liquidation, including the right to receive the full preferential payment from the Corporation of the amounts payable with respect to the Series D Preferred Stock under Section 5.1(a) hereof.

(c)          Deemed Liquidation Procedures. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of Section 5.1(b), including, without limitation, (i) in the case of a Change of Control structured as a merger, consolidation or similar reorganization, causing the definitive agreement relating to such transaction to provide for a rate at which the shares of Series D Preferred Stock are converted into or exchanged for cash, new securities or other property consistent with the Liquidation Value thereof, or (ii) in the case of a Change of Control structured as an asset sale, as promptly as practicable following such transaction, either dissolving the Corporation and distributing the assets of the Corporation in accordance with applicable law or redeeming all shares of Series D Preferred Stock and, in the case of both (i) and (ii), giving effect to the preferences and priorities set forth in Section 3 and Section 5. The Corporation shall promptly provide to the Holders such information concerning the terms of such Change of Control, and the value of the assets of the Corporation, as may reasonably be requested by the Holders.

(d)          Valuation of Non-Cash Consideration.

(i)            If any assets of the Corporation distributed to holders of outstanding shares of Series D Preferred Stock in connection with any Liquidation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board as promptly as practicable in advance of, and in any event at least thirty (30) days prior to, such Liquidation, and the Corporation shall provide each holder of outstanding shares of Series D Preferred Stock a written report setting forth the valuation of such assets (the “Valuation Report”), as promptly as practicable in advance of, and in any event at least thirty (30) days prior to, such Liquidation, subject to the right of the Holders to require the Corporation to obtain an independent valuation of such assets in accordance with Section 5.1(d)(ii), provided that any publicly traded securities to be distributed to stockholders in such a Liquidation Event shall be valued as follows:

(A)         if the securities are then traded on a national securities exchange or a national quotation system, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) Trading Day period ending two (2) Trading Days prior to the Liquidation;

(B)         if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) Trading Day period ending two (2) Trading Days prior to the Liquidation;

(C)         in the event of a merger or other acquisition of the Corporation by another entity, the relevant date for the valuation of the publicly traded securities shall be deemed to be the date such transaction closes;

(D)         For the purposes of this Section 5.1(d), “Trading Day” shall mean any day on which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange LLC, NYSE MKT LLC (formerly NYSE AMEX and the American Stock Exchange) or The Nasdaq Stock Market LLC, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day; and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period, for that day, that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given Trading Day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(ii)          If the Holders disagree with the valuation determined by the Board set forth in the Valuation Report with respect to the assets to be distributed to the holders of outstanding shares of Series D Preferred Stock in connection with any Liquidation, the Holders may, by written notice to the Board, within ten (10) Business Days of the delivery of the Valuation Report, require the Corporation to appoint within ten (10) Business Days thereafter, an independent, nationally recognized valuation, appraisal or investment banking firm, reasonably acceptable to the Holders (the “Independent Valuation Expert”), to determine the value of such assets. The Corporation shall, within twenty (20) days of the engagement of the Independent Valuation Expert, submit to the Independent Valuation Expert information sufficient for the Independent Valuation Expert to review the valuation of the assets determined by the Board, along with any supporting materials as the Independent Valuation Expert deems appropriate. The Independent Valuation Expert shall, after the submission of supporting materials, submit its written decision on the value of such assets. Any determination by the Independent Valuation Expert shall be final, binding and conclusive on the Corporation and the Holders.

5.2          Insufficient Assets. If upon any Liquidation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred Stock the full preferential amount to which they are entitled under Section 5.1, the Corporation shall not make or agree to make any payments to the holders of any Junior Securities.

5.3          Notice.

(a)          Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give the Holders written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Series D Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to the Holders of such material change.

(b)          Notice Waiting Period. The Corporation shall not consummate any voluntary Liquidation before the expiration of ten (10) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later; provided, that any such period may be shortened upon the written consent of Holders holding a majority of outstanding Series D Preferred Stock.

6.           Voting and Other Rights.

6.1          Voting Generally. Except as expressly required by law, the Series D Preferred Stock shall have no voting rights either as a separate class or series of capital stock or together with any other class or series of capital stock of the Corporation.

6.2          Other Rights. From and after the Date of Issuance, the Corporation shall not take, and shall not cause its Subsidiaries to take or consummate, any of the following actions or transactions without the written consent of Holders holding a majority of the then-outstanding Series D Preferred Stock (any such action or transaction without such prior written consent being null and void ab initio and of no force or effect):

(a)          other than as contemplated by this Certificate of Designation, amend, alter or repeal the Certificate of Incorporation (including the Certificate of Designation of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock) or by-laws of the Corporation, or amend the organizational documents of any Subsidiary, in any manner that adversely affects the relative rights, preferences, privileges or powers of Holders of Series D Preferred Stock;

(b)          other than as contemplated by this Certificate of Designation, increase or decrease the number of authorized shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock;

(c)          enter into, or become subject to, any agreement or instrument or other obligation for the purpose of avoiding, impairing or restricting, the ability of the Corporation to perform its obligations under this Certificate of Designation, including the ability of the Corporation to make any redemption or other liquidation payment required hereunder; or

(d)          agree or commit to do any of the foregoing.

For the avoidance of doubt, the consent of Holders of the Series D Preferred Stock shall not be required for the Corporation to create, or authorize the creation of, any additional class of series of Capital Stock or Convertible Securities, or issue or sell, or obligate itself to issue or sell, any Capital Stock or Convertible Securities, in each case that rank superior to the Series D Preferred Stock in rights, preferences or priviliges.

7.           Redemption.

7.1          Required Redemption. If at any time the Corporation redeems the outstanding shares of Series A Preferred Stock or Series C Preferred Stock, the Holders shall have the right to elect to cause the Corporation to redeem, out of funds legally available therefor, all (but not less than all) of the then outstanding shares of Series D Preferred Stock for a price per share equal to the Liquidation Value for such share (the “Series D Redemption Price”) based upon the Equity Value of the Corporation at such time; provided that neither (x) any portion of the Series C Redemption Price (as defined in the Amended and Restated Certificate of Designation of Series C Preferred Stock) that includes any Excess Liquidation Value (as defined in the Amended and Restated Certificate of Designation of Series C Preferred Stock) may be paid by the Corporation nor (y) any portion of the Series A Redemption Price (as defined in the Amended and Restated Certificate of Designation of Series A Preferred Stock) may be paid by the Corporation, prior to the Corporation paying the full Series D Redemption Price. The Corporation shall notify the Holders of the redemption of the Series A Preferred Stock or Series C Preferred Stock not less than five (5) Business Days prior to the date of such redemption, and the Holders shall thereafter have the right to elect to cause the Corporation to redeem the Series D Preferred Stock, simultaneously with the redemption of the Series A Preferred Stock and/or the Series C Preferred Stock (or, if later, promptly after the final determination of the Equity Value as set forth below), by providing written notice to the Corporation within three (3) Business Days following the Holders’ receipt of such notice from the Corporation; provided that if the Series A Preferred Stock and/or Series C Preferred Stock is not redeemed for any reason, the Corporation shall have no obligation to redeem the Series D Preferred Stock. The Corporation shall determine the Equity Value of the Corporation and include such amount in the notice to the Holders, which shall be equal to (a) the total enterprise value of the Corporation, less (b) the total indebtedness of the Corporation, plus (c) all cash held by the Corporation or its Subsidiaries. For the avoidance of doubt, the Equity Value calculation will not include the deduction of liquidation preferences for Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock or the Excess Liquidation Value of the Series C Preferred Stock from the total enterprise value of the Corporation. Such determination shall be approved by those Holders holding a majority of the Series D Preferred Stock then outstanding, and if no such agreement is reached by all parties within thirty (30) days after the Holders’ receipt of the Board’s proposal of the Equity Value, then the Equity Value shall be determined by an Independent Valuation Expert at the cost of the Corporation. In exchange for the surrender to the Corporation by the Holders of the certificate(s) representing such shares of Series D Preferred Stock in accordance with Section 7.4 below, the aggregate Series D Redemption Price for all shares of Series D Preferred Stock held by the Holders shall be payable in cash in immediately available funds to the respective holders on the applicable Series D Redemption Date, and the Corporation shall contribute all of its assets to the payment of the Series D Redemption Price, and to no other corporate purpose, except to the extent prohibited by applicable Delaware law.

7.2         Redemption Notice. The Corporation shall send written notice (the “Series D Redemption Notice”) to the Holders as set forth in Section 7.1 above. Each Series D Redemption Notice shall state:

(a)         the date of the closing of the redemption, which shall be the date of the redemption of the Series A Preferred Stock (the “Series D Redemption Date”), and the Series D Redemption Price; and

(b)         the manner and place designated for surrender by the holders to the Corporation of such holders’ certificate or certificates representing the shares of Series D Preferred Stock to be redeemed.

7.3         Insufficient Funds; Remedies For Nonpayment.

(a)          Insufficient Funds. If on any Series D Redemption Date, the assets of the Corporation legally available are insufficient to pay the full Series D Redemption Price for all of the outstanding shares of Series D Preferred Stock pursuant to Section 7.1, the Corporation shall (i) take all appropriate action reasonably within its means to maximize the assets legally available for paying the Series D Redemption Price, (ii) redeem out of all such assets legally available therefor on the applicable Series D Redemption Date, the maximum possible number of shares of Series D Preferred Stock that it can redeem on such date, pro rata among the holders to be redeemed in proportion to the aggregate number of shares of Series D Preferred Stock held by each such holder which have not been redeemed in full by the Corporation on the applicable Series D Redemption Date and (iii) following the applicable Series D Redemption Date, at any time and from time to time when additional assets of the Corporation become legally available to redeem the remaining shares of Series D Preferred Stock, the Corporation shall immediately use such assets to pay the remaining balance of the aggregate applicable Series D Redemption Price; provided that neither (x) any portion of the Series C Redemption Price that includes any Excess Liquidation Value may be paid by the Corporation nor (y) any portion of the Series A Redemption Price may be paid by the Corporation, prior to the Corporation paying the full Series D Redemption Price.

(b)          Remedies For Nonpayment. If on any Series D Redemption Date, all of the outstanding shares of Series D Preferred Stock to be redeemed by the Corporation pursuant to Section 7.1 are not redeemed in full by the Corporation by paying the entire Series D Redemption Price, until such shares of Series D Preferred Stock are fully redeemed and the aggregate Series D Redemption Price paid in full, all of the unredeemed shares of Series D Preferred Stock shall remain outstanding and continue to have the rights, preferences and privileges expressed herein.

7.4           Surrender of Certificates. On or before the Series D Redemption Date, each holder shall surrender the certificate or certificates representing such shares of Series D Preferred Stock to the Corporation, in the manner and place designated in the Series D Redemption Notice, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated in the Series D Redemption Notice. Each surrendered certificate shall be canceled and retired, and the Corporation shall thereafter make payment of the applicable Series D Redemption Price by certified check or wire transfer to the Holders; provided, that in the event that Corporation redeems a portion of the outstanding shares of Series D Preferred Stock or fails to pay the entire Series D Redemption Price with respect to all outstanding shares of Series D Preferred Stock being redeemed on the applicable Series D Redemption Date, then a new stock certificate representing the unredeemed shares of Series D Preferred Stock shall be issued in the names of the Holders.

7.5           Rights Subsequent to Redemption. If on the applicable Series D Redemption Date, the Series D Redemption Price is paid (or tendered for payment) for any of the outstanding shares of Series D Preferred Stock, then on such date all rights of the holders in such shares of Series D Preferred Stock so redeemed and paid or tendered, including any rights to dividends on such shares of Series D Preferred Stock, shall cease, and such shares of Series D Preferred Stock shall no longer be deemed issued and outstanding.

8.           Conversion.

8.1           Right to Convert. Subject to the provisions of this Section 8, at any time and from time to time on or after the Date of Issuance, each holder shall have the right by written election to the Corporation to convert all or any portion of the shares of Series D Preferred Stock (including any fraction of a share) held by such holder into that number of fully paid and nonassessable shares of Common Stock equal to the Conversion Number at the time in effect. In addition, on the Mandatory Conversion Date, each and every share of Series D Preferred Stock (including any fraction of a share) then outstanding shall automatically, without any action on the part of the holder thereof, be converted into that number of fully paid and nonassessable shares of Common Stock equal to the Conversion Number at the time in effect. The initial “Conversion Number” per share of Series D Preferred Stock shall be 752,807.8, subject to adjustment as applicable in accordance with Section 8.5 below.

8.2          Procedures for Conversion; Effect of Conversion

(a)          Procedures for Holder Conversion. In order to effectuate a conversion of shares of Series D Preferred Stock at the election of the holder pursuant to Section 8.1, a holder shall (a) submit a written election to the Corporation that such holder elects to convert shares of Series D Preferred Stock, and such election shall include the number of shares of Series D Preferred Stock elected to be converted and (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the shares of Series D Preferred Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, an affidavit of loss executed by the holder; provided, that on the date of such conversion, such shares of Series D Preferred Stock shall be converted whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such shares of Series D Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the written request of the Corporation following the Mandatory Conversion Date, each holder of shares of Series D Preferred Stock shall surrender to the Corporation the certificate or certificates representing the shares of Series D Preferred Stock then held, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, an affidavit of loss executed by the holder; provided, that on the Mandatory Conversion Date, such shares of Series D Preferred Stock shall be converted whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such shares of Series D Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the receipt by the Corporation of a written election, if applicable, and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder (a) a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable shares of Series D Preferred Stock as calculated pursuant to Section 8.1 and, if applicable, (b) a certificate in such holder’s name (or in the name of such holder’s designee as stated in the written election) for the number of shares of Series D Preferred Stock (including any fractional share) represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of Capital Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(b)          Effect of Conversion. All shares of Series D Preferred Stock converted as provided in Section 8.1 shall no longer be deemed outstanding as of the effective time of the applicable conversion, and all rights with respect to such shares of Series D Preferred Stock shall immediately cease and terminate as of such time, other than the right of the holders to receive shares of Common Stock in exchange therefor; provided, however, that if the conversion is in connection with the payment of a distribution or dividend, an underwritten offering or a Liquidation or other event, the conversion may, at the option of any holder tendering shares of Series D Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of such shares of Series D Preferred Stock shall not be deemed to have converted such shares of Series D Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

8.3           Reservation of Stock. The Corporation shall at all times when any shares of Series D Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the shares of Series D Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all shares of Series D Preferred Stock pursuant to Section 8, taking into account any adjustment to such number of shares so issuable in accordance with Section 8.5. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance, which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the shares of Series D Preferred Stock.

8.4          No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of shares of Series D Preferred Stock pursuant to Section 8.1 shall be made without payment of additional consideration by, or other charge, cost or tax to, any holder in respect thereof.

8.5          Adjustment to Conversion Number. In order to prevent dilution of the conversion rights granted under Section 8, the Conversion Number shall be subject to adjustment from time to time as provided in this Section 8.5.

(a)          Adjustment to Conversion Number upon Dividend, Subdivision or Combination of Common Stock. If the Corporation shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Number in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Number in effect immediately prior to such combination shall be proportionately decreased. Any adjustment under this Section 8.5(a) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(b)          Adjustment to Conversion Number upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Corporation with or into another Person, (iv) sale of all or substantially all of the Corporation’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 8.5(a) or any Liquidation or Deemed Liquidation), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each outstanding share of Series D Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such outstanding share of Series D Preferred Stock, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if such share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such shares, if any); and, in such case, appropriate adjustment (in form and substance satisfactory to the holders) shall be made with respect to the rights of each holder of shares of Series D Preferred Stock under this Certificate of Designation to insure that the provisions of this Section 8 shall thereafter be applicable, as nearly as possible, to the Series D Preferred Stock in relation to any shares of stock, securities or assets thereafter acquirable upon conversion of Series D Preferred Stock. The provisions of this Section 8.5(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Corporation shall not consummate any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction shall assume, by written instrument substantially similar in form and substance to this Certificate of Designation (in form and substance satisfactory to the holders), the obligation to deliver to the holders such shares of stock, securities or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the shares of Series D Preferred Stock. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 8.5(b), the Holders holding a majority of the outstanding Series D Preferred Stock shall have the right to elect, prior to the consummation of such event or transaction, to give effect to the provisions of Section 5.1(b) (if applicable to such event or transaction) or Section 7.1 hereunder, instead of giving effect to the provisions contained in this Section 8.5(b) with respect to the outstanding shares of Series D Preferred Stock.

(c)          Certain Events. If any event of the type contemplated by the provisions of this Section 8.5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the Conversion Number so as to protect the rights of the holders in a manner consistent with the provisions of this Section 8; provided, that no such adjustment pursuant to this Section 8.5 shall decrease the number of Conversion Shares issuable as otherwise determined pursuant to this Section 8.

(d)          Certificate as to Adjustment.

(i)          As promptly as reasonably practicable following any adjustment of the Conversion Number, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to each holder of record of Series D Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)         As promptly as reasonably practicable following the receipt by the Corporation of a written request by the Holder, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to each holder of record of Series D Preferred Stock a certificate of an executive officer certifying the Conversion Number then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such holder upon conversion of the shares of Series D Preferred Stock held by such holder.

(e)          Notices. In the event:

(i)          that the Corporation shall take a record of the holders of its Common Stock (or other Capital Stock issuable upon conversion of the outstanding shares of Series D Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of Capital Stock of any class or any other securities, or to receive any other security; or

(ii)         of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation’s assets to another Person; or

(iii)        of any Liquidation;

then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Series D Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least ten (10) Business Days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other Capital Stock at the time issuable upon conversion of the outstanding shares of Series D Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other Capital Stock) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the shares of Series D Preferred Stock and the Conversion Shares.

9.          Lost or Mutilated Series D Preferred Stock Certificate. If the Series D Preferred Stock certificate of any holder of record of shares of Series D Preferred Stock shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series D Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested; provided that, in the case of the Holders, their unsecured, unbonded agreement of indemnity and affidavit of loss shall be sufficient. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

10.         Transfer Restriction. The Holders may sell, transfer, assign, convey, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (each, a “Transfer”) any shares of Series D Preferred Stock, or any interest therein, upon prior written notice to the Corporation; provided that (a) the Holders shall comply with all applicable federal and state securities laws and (b) except in the case of a Transfer to a Permitted Transferee, the provisions of Section 4 of this Certificate of Designation shall not apply to any holder of shares of Series D Preferred Stock which (collectively with its Affiliates) holds less than five shares of Series D Preferred Stock.

11.         Reissuance of Series D Preferred Stock. Any shares of Series D Preferred Stock redeemed or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation, and no such shares of Series D Preferred Stock shall thereafter be reissued, sold or transferred.

12.         Withholding. The Corporation shall be entitled to deduct and withhold from any amounts payable on the Series D Preferred Stock such amounts as are required to be deducted and withheld under the U.S. Internal Revenue Code or any other applicable foreign, state or local law or treaty.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person in respect of which such deduction and withholding was made.

13.         Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given on the earliest of (a) the date of transmission, if such notice or communication is delivered via e-mail or facsimile (provided the facsimile sender receives a machine-generated confirmation of successful transmission) at the e-mail address or facsimile number specified in this Section 13 prior to 5:00 P.M., New York City time, on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via e-mail or facsimile (provided the facsimile sender receives a machine-generated confirmation of successful transmission) at the e-mail address or facsimile number specified in this Section 13 on a day that is not a Trading Day or later than 5:00 P.M., New York City time, on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service specifying with business next-day delivery, or (d) upon actual receipt by the party to whom such notice is required to be given, if by hand delivery. Such communications must be sent (x) to the Corporation, at its principal executive offices and (y) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 13).

14.         Amendment and Waiver. For as long as any shares of Series D Preferred Stock remain outstanding, no provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and the Holders.

15.         Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation on this 15th day of May, 2015.

CYALUME TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Michael Bielonko
Name: Michael Bielonko
Title: Chief Financial Officer